www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS SECOND QUARTER RESULTS
~ Earnings per Share Increased 20.7% to $1.75 vs. $1.45 ~
~ Raises Full Year 2013 EPS Guidance ~
~ Sales Increased 12.7% to $1.46 Billion and Same-Store Sales Improved 7.2% ~

Brentwood, Tennessee, July 24, 2013 - Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its second fiscal quarter ended June 29, 2013.

Second Quarter Results
Net sales increased 12.7% to $1.46 billion from $1.29 billion in the prior year’s second quarter. Same-store sales increased 7.2% compared to a 3.2% increase in the prior-year period. The same-store sales increase was broad-based and driven by continued strong results in key consumable, usable and edible (C.U.E.) products and seasonal merchandise.

Gross margin dollars increased to $506.1 million from $451.5 million in the prior year’s second quarter. As a percent of sales, gross margin decreased slightly to 34.8% from 34.9% in the prior year. The decrease in gross margin as a percent of sales resulted primarily from the continued mix shift to lower-margin C.U.E. products, as well as increased transportation costs. These decreases were partially offset by the favorable impact from key margin-enhancing initiatives.

Selling, general and administrative expenses, including depreciation and amortization, improved to 21.2% of sales compared to 21.8% of sales in the prior year’s second quarter. The improvement as a percent of sales was primarily attributable to strong same-store sales growth and expense control with respect to store operating costs, as well as lower year-over-year incentive compensation expense as a percent of sales.

Net income for the quarter was $123.6 million, or $1.75 per diluted share, compared to net income of $106.6 million, or $1.45 per diluted share, in the second quarter of the prior year.

The Company opened 26 new stores in the second quarter of 2013 compared to 18 new store openings in the prior year’s second quarter.

Greg Sandfort, President and Chief Executive Officer, stated, “We anticipated a late start to spring this year, and entered the second quarter well-positioned to take advantage of the seasonal shift. As a result, we delivered a solid increase in store traffic, strong same-store sales growth across geographic regions and double-digit EPS growth. Despite the seasonal change, our team managed the business effectively and continued to do a great job serving our customers, with C.U.E. categories posting solid increases in both sales and units and contributing to our 21st consecutive quarter of year-over-year same-store transaction count increases.”

First Six Months Results
Net sales increased 9.9% to $2.54 billion from $2.31 billion in the first six months of 2012. Same-store sales increased 4.2% compared to a 6.7% increase in the first six months of 2012. Gross margin dollars grew 9.4% to $858.2 million, or 33.8% of sales, compared to $784.3 million, or 33.9% of sales, in the first six months of 2012.

Selling, general and administrative expenses, including depreciation and amortization, were $592.3 million, an increase of 7.7%, but improved as a percent of sales to 23.4% compared to 23.8% for the first six months of 2012.

Net income was $167.6 million, or $2.37 per diluted share, compared to net income of $146.9 million, or $2.00 per diluted share, for the first six months of 2012.

The Company opened 48 new stores in the first six months of 2013 compared to 51 new store openings during the first six months of 2012.

Company Outlook
Net sales for the full-year 2013 are now expected to range between $5.10 billion and $5.17 billion compared to the Company's previously expected range of $5.07 billion to $5.17 billion. Same-store sales for the year are now expected to increase 4% to 5% compared to the prior expectation for an increase of 3% to 5%. Based on stronger than expected net income per diluted share for the first half of the year, the Company now anticipates net income per diluted share for the full-year 2013 will range between $4.36 and $4.44, compared to its previous guidance of $4.32 and $4.40. This projection includes estimated costs of $0.06 to $0.07 per diluted share associated with the relocation of the Company’s Southeast distribution center and its corporate data center.

Mr. Sandfort concluded, “Our performance in the first half of 2013 again demonstrated the continued strength of our core businesses, as well as our ability to manage through seasonal variances. We place great rigor into better understanding and serving our customers’ evolving needs, while seeking to introduce new customers to the Tractor Supply brand. We believe our Company has a great opportunity ahead of us to grow the business, while continuing to deliver value to our shareholders.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be broadcast simultaneously over the Internet on the Company’s website at TractorSupply.com and can be accessed under the link “Investor Relations.” The webcast will be archived shortly after the conference call concludes and will be available through August 7, 2013.

About Tractor Supply Company
At June 29, 2013, Tractor Supply Company operated 1,223 stores in 46 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) maintenance products for agricultural and rural use; and (5) work/recreational clothing and footwear.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations, capital expenditures and new store openings in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner and number currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of privacy, ongoing and potential future legal or regulatory proceedings, management of our information systems, failure to secure or develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	SECOND QUARTER ENDED				SIX MONTHS ENDED
	June 29, 2013		June 30, 2012		June 29, 2013		June 30, 2012

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$1,455,767	100.0%	$1,291,899	100.0%	$2,541,605	100.0%	$2,312,316	100.0%
Cost of merchandise sold	949,627	65.2	840,438	65.1	1,683,374	66.2	1,528,055	66.1
Gross margin	506,140	34.8	451,461	34.9	858,231	33.8	784,261	33.9

Selling, general and administrative expenses	283,941	19.5	259,184	20.1	545,410	21.5	505,852	21.9
Depreciation and amortization	24,220	1.7	22,433	1.7	46,919	1.9	44,172	1.9

Operating income	197,979	13.6	169,844	13.1	265,902	10.4	234,237	10.1
Interest expense, net	556	—	31	—	735	—	614	—

Income before income taxes	197,423	13.6	169,813	13.1	265,167	10.4	233,623	10.1
Income tax expense	73,843	5.1	63,192	4.8	97,581	3.8	86,674	3.7
Net income	$123,580	8.5%	$106,621	8.3%	$167,586	6.6%	$146,949	6.4%

Net income per share:
Basic	$1.77		$1.48		$2.41		$2.05
Diluted	$1.75		$1.45		$2.37		$2.00

Weighted average shares outstanding:
Basic	69,672		71,814		69,537		71,704
Diluted	70,790		73,488		70,775		73,491

Dividends declared per common share outstanding	$0.26		$0.20		$0.46		$0.32

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 29, 2013	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$55,698	$179,100
Restricted cash	—	8,800
Inventories	1,082,861	946,934
Prepaid expenses and other current assets	52,676	56,331
Deferred income taxes	14,446	7,084
Total current assets	1,205,681	1,198,249

Property and equipment:
Land	65,290	41,821
Buildings and improvements	531,142	492,379
Furniture, fixtures and equipment	371,565	330,562
Computer software and hardware	132,875	117,521
Construction in progress	74,393	16,024
	1,175,265	998,307
Accumulated depreciation and amortization	(563,789)	(497,278)
Property and equipment, net	611,476	501,029

Goodwill	10,258	10,258
Deferred income taxes	2,646	—
Other assets	16,363	12,876

Total assets	$1,846,424	$1,722,412

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$360,811	$314,757
Accrued employee compensation	26,783	29,325
Other accrued expenses	138,417	126,445
Current portion of capital lease obligations	39	35
Income taxes payable	53,482	64,160
Total current liabilities	579,532	534,722

Capital lease obligations, less current maturities	1,224	1,263
Deferred income taxes	—	6,157
Deferred rent	76,474	76,667
Other long-term liabilities	45,447	36,464
Total liabilities	702,677	655,273

Stockholders’ equity:
Common stock	661	652
Additional paid-in capital	414,356	335,899
Treasury stock	(778,476)	(539,909)
Retained earnings	1,507,206	1,270,497
Total stockholders’ equity	1,143,747	1,067,139

Total liabilities and stockholders’ equity	$1,846,424	$1,722,412

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	SIX MONTHS ENDED
	June 29, 2013	June 30, 2012
Cash flows from operating activities:
Net income	$167,586	$146,949
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,919	44,172
(Gain) loss on disposition of property and equipment	(178)	146
Stock compensation expense	6,934	9,309
Excess tax benefit of stock options exercised	(24,804)	(16,497)
Deferred income taxes	4,529	(5,887)
Change in assets and liabilities:
Inventories	(174,745)	(116,115)
Prepaid expenses and other current assets	(868)	(4,603)
Accounts payable	40,419	48,348
Accrued employee compensation	(21,617)	(18,936)
Other accrued expenses	(19,639)	(6,422)
Income taxes payable	34,927	68,783
Other	3,360	2,923
Net cash provided by operating activities	62,823	152,170
Cash flows from investing activities:
Capital expenditures	(98,626)	(65,566)
Proceeds from sale of property and equipment	235	—
Decrease in restricted cash	8,400	13,070
Net cash used in investing activities	(89,991)	(52,496)
Cash flows from financing activities:
Borrowings under revolving credit agreement	135,000	—
Repayments under revolving credit agreement	(135,000)	—
Excess tax benefit of stock options exercised	24,804	16,497
Principal payments under capital lease obligations	(17)	(19)
Repurchase of shares to satisfy tax obligations	(3,942)	(6,581)
Repurchase of common stock	(69,304)	(102,536)
Net proceeds from issuance of common stock	24,808	18,146
Cash dividends paid to stockholders	(32,113)	(23,046)
Net cash used in financing activities	(55,764)	(97,539)
Net (decrease) increase in cash and cash equivalents	(82,932)	2,135
Cash and cash equivalents at beginning of period	138,630	176,965
Cash and cash equivalents at end of period	$55,698	$179,100

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$276	$86
Income taxes	59,003	22,616
Non-cash accruals for construction in progress	20,637	1,181

Selected Financial and Operating Information
(Unaudited)

	SECOND QUARTER ENDED		SIX MONTHS ENDED
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Sales Information:
Same-store sales increase	7.2%	3.2%	4.2%	6.7%
New store sales (% of total sales)	5.0%	6.0%	5.3%	5.9%
Average transaction value	$46.81	$45.70	$44.82	$44.49

Same-store average transaction value increase	2.3%	0.1%	0.6%	3.0%
Same-store average transaction count increase	4.8%	2.9%	3.6%	3.4%
Total selling square footage (000’s)	19,602	18,265	19,602	18,265

Store Count Information:
Beginning of period	1,197	1,117	1,176	1,085
New stores opened	26	18	48	51
Stores closed	—	—	(1)	(1)
End of period	1,223	1,135	1,223	1,135

Pre-opening costs (000’s)	$1,835	$1,549	$3,358	$3,613

Balance Sheet Information:
Average inventory per store (000’s) (a)	$830.3	$793.1	$830.3	$793.1
Inventory turns (annualized)	3.52	3.42	3.30	3.27
Share repurchase program:
Cost (000’s)	$19,441	$98,394	$69,304	$102,536
Average purchase price per share	$109.94	$88.96	$99.10	$88.34

Capital Expenditures (millions):
New and relocated stores and stores not yet opened	$17.6	$12.8	$29.9	$31.0
Distribution center capacity and improvements	13.7	2.2	33.1	3.0
Corporate and other	11.1	0.3	12.1	0.4
Information technology	3.7	6.6	14.7	13.1
Existing stores	3.2	4.9	5.5	7.9
Purchase of previously leased stores	0.0	7.0	3.3	10.2
Total	$49.3	$33.8	$98.6	$65.6

(a) Assumes average inventory cost, excluding inventory in transit.